Exhibit 10.9

FORM OF

WABCO HOLDINGS INC.

RESTRICTED UNIT GRANT AGREEMENT

FOR U.S. EMPLOYEES

WABCO HOLDINGS INC., a Delaware corporation (“Grantor”), hereby grants to              (“Participant”), an employee of Grantor or one of its subsidiaries,          Restricted Units, pursuant to and subject to the terms and conditions set forth in the Grantor’s Omnibus Incentive Plan (the “Plan”) and to such further terms and conditions as are set forth below in this Restricted Unit Grant Agreement (the “Agreement). Unless otherwise defined herein, the terms defined in the Plan shall have the same meanings in this Agreement.

1. Restricted Period. Subject to the other provisions of the Plan, the Restricted Period shall commence upon the date of grant and shall lapse with respect to one third of the Restricted Units over each of the first three anniversaries of the date of grant.

The term “lapse” shall mean, with respect to any Restricted Units, that such Units are no longer subject to forfeiture by the Participant. If the Restricted Period would lapse as to a fraction of a Restricted Unit, such Restricted Unit shall not lapse until Participant becomes entitled to the entire Restricted Unit.

2. Dividend Equivalents. Pursuant to Section 8.3 of the Plan, Participant shall be entitled to receive Dividend Equivalents on the Restricted Units, provided that, (a) Dividend Equivalents shall not accrue interest and (b) Dividend Equivalents shall be paid in cash at the time that the Restricted Period lapses with respect to the associated Restricted Units.

3. Acknowledgement of Nature of Plan and Award. In accepting the Award, Participant acknowledges that:

(a) the Plan is established voluntarily by the Grantor, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Grantor at any time, unless otherwise provided in the Plan and this Agreement;

(b) the Award is voluntary and occasional and does not create any contractual or other right to receive future awards of Restricted Units, or benefits in lieu of Restricted Units, even if Restricted Units have been awarded repeatedly in the past;

(c) all decisions with respect to future awards, if any, will be at the sole discretion of the Grantor;

(d) the Participant is voluntarily participating in the Plan;

(e) in the event that the Participant is not an Employee of the Grantor, the Award and Participant’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Grantor; and, furthermore, the Award and Participant’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with any Subsidiary of the Grantor; and

(f) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty.

4. Responsibility for Taxes. With respect to the Restricted Units, the Participant shall pay or make adequate arrangements satisfactory to the Grantor and/or the Employer to satisfy all income tax, social insurance, payroll tax, payment on account or other tax-related withholding obligations of the Grantor and/or the Employer (“Tax-Related Items”). In this regard, the

Participant shall notify the Grantor and/or the Employer or, if applicable, the Grantor’s administrator of the Plan, the means by which Participant elects to pay any and all withholding taxes required in connection with the grant or vesting of the Restricted Units and issuance of underlying Shares. In the event that Participant does not elect to pay any Tax-Related Items by a different permissible means under the Plan, Grantor and/or the Employer shall withhold number of Shares underlying the Restricted Units necessary to pay any required withholding taxes of the Participant. The Grantor may refuse to deliver Shares otherwise issuable to Participant hereunder if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items as described in this section.

5. Electronic Delivery. The Grantor may, in its sole discretion, decide to deliver any documents related to the Award or future awards made under the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Grantor or a third party designated by the Grantor.

6. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

7. Choice of Law and Venue. All disputes arising under or growing out of the Award or the provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, United States of America, as provided in the Plan, without regard to such state’s conflict of laws rules.

8. No Compensation Deferrals. Neither the Plan nor this Agreement is intended to provide for an elective deferral of compensation that would be subject to Section 409A of the Code. The Grantor reserves the right, to the extent the Grantor deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Agreement to ensure that no grants (including without limitation, the Restricted Units) become subject to Section 409A, provided, however, the Grantor makes no representation that the Restricted Units are not subject to Section 409A nor makes any undertaking to preclude Section 409A from applying to the Restricted Units.

9. Acceptance. This grant is subject to acceptance, within 90 days of its receipt, by return to Grantor’s Senior Vice President-Human Resources of a signed copy of this Agreement. Failure to accept the grant within 90 days of its receipt shall result in the cancellation of the Restricted Units.

IN WITNESS WHEREOF, the duly authorized officers of the Grantor named below have hereunto subscribed as of the day and year first above written.

WABCO HOLDINGS INC.

Attest:

By:
Chairman and Chief Executive Officer

Secretary

By signing this Agreement, the Participant acknowledges that he or she accepts the Restricted Units granted hereunder, is familiar with the terms and conditions of this Agreement and the Plan, and agrees to be bound by said terms and conditions.

(Date)

(Participant’s Signature)

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.